Exhibit 99.1

November 4, 2014

Oxford Immunotec Reports Third Quarter 2014 Financial Results

●	2014 Third Quarter Revenue of $13.3 Million Increased 24% Compared to Prior Year

●	Asia Region had 41% Revenue Growth Over Prior Year

●	Net Loss was $6.1 Million for the Third Quarter

●	1 Millionth Test Processed by Oxford Diagnostics Laboratories in the United States

OXFORD, United Kingdom and MARLBOROUGH, Mass., November 4, 2014 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (NASDAQ: OXFD), a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology, today announced third quarter 2014 financial results.

"We are pleased with our financial performance and the operational progress we made in the third quarter," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “We were encouraged by our performance in the United States and Asia and are excited about the product pipeline we are building.”

By revenue type, total revenues were, in millions:

	Three Months Ended Sep. 30,
	2014	2013	Change

Product	$6.5	$5.0	30%
Service	6.8	5.7	19%
Total Revenue	$13.3	$10.7	24%

By geography, total revenues were, in millions:

	Three Months Ended Sep. 30,
	2014	2013	Change

United States	$6.5	$5.3	21%
Europe and ROW	1.7	1.7	-1%
Asia	5.1	3.7	41%
Total Revenue	$13.3	$10.7	24%

Third Quarter 2014 Financial Results

Revenue for the third quarter of 2014 was $13.3 million, representing 24% growth over the third quarter 2013 revenue of $10.7 million.

United States revenue was $6.5 million in the third quarter of 2014 representing 21% growth over the same period’s revenue of $5.3 million in the prior year. Growth was primarily driven by the acquisition of new customers.

Europe and Rest of World revenue of $1.7 million in the third quarter of 2014 was essentially flat compared to the third quarter of 2013. The performance in this region is reflective of the more fragmented nature of this market and our investment priorities.

Asia revenue was $5.1 million in the third quarter of 2014 representing 41% growth over the 2013 third quarter of $3.7 million. Revenue growth from this geography is representative of the large market opportunity and strong adoption of our test in both China and Japan.

Gross profit for the third quarter of 2014 was $6.8 million, an increase of $1.0 million over gross profit of $5.8 million in the same period of 2013. Gross margin was 51.1%, a decrease of 2.9 percentage points in comparison to the gross margin of 54.0% in the third quarter of 2013. The decrease in gross margin was primarily due to currency effects, investments to increase capacity in our service lab and an increase in share-based compensation included in COGS. The majority of our product costs, including the kit cost component of our service cost of sales are denominated in Pounds Sterling while the majority of our revenues are recognized in U.S. Dollars and Japanese Yen, both of which have weakened against the Pound.

Operating expenses were $13.0 million in the third quarter of 2014, an increase of $5.0 million compared to $8.0 million in the same period last year. The increase in operating expenses was primarily a result of the expansion to our sales force and marketing personnel in the United States and Asia as well as increased research and development costs associated with our product pipeline.

EBITDA for the third quarter was $(5.5) million compared to $(2.7) million in the third quarter of 2013. Adjusted EBITDA was $(4.9) million for the third quarter compared to $(2.1) million in the same period in 2013. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the third quarter of 2014 was $6.1 million or $0.35 per share compared to $3.2 million or $1.36 per share in the third quarter of 2013. Net loss per share was based on 17,333,441 and 2,331,990 weighted average ordinary shares outstanding for the third quarter of 2014 and 2013, respectively.

Cash and cash equivalents were $58.0 million as of September 30, 2014 compared to $65.8 million as of June 30, 2014, a decrease of $7.8 million.

Business Outlook

We expect to report revenue of between $11.6 and $12.1 million for the fourth quarter of 2014, and between $49.0 and $49.5 million for the full year of 2014. We expect our gross margin to continue to improve at a moderate pace in the upcoming quarters and that operating expenses will increase as we continue to invest in the business.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, November 4, 2014 at 8:00 a.m. Eastern Time to discuss its third quarter 2014 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial, (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 25979461, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec’s website at http://www.oxfordimmunotec.com. The replay will be available on the Company’s website for approximately 90 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology. The proprietary T-SPOT® technology platform measures the responses of specific immune cells, known as T cells, to inform the diagnosis, prognosis and monitoring of patients with immunologically controlled diseases. T cells are a central component of the human body’s immune system, and are implicated in the control and progression of many medical conditions, including certain types of infectious diseases, cancers and autoimmune diseases. The Company’s initial product developed using the T-SPOT technology platform is the T-SPOT.TB test, which is used to test for latent tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, UK and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the “Risk Factors” section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec’s business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1235 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2014	2013	2014	2013
Revenue
Product	$6,480	$4,977	$19,192	$14,888
Service	6,845	5,749	18,195	13,671
Total revenue	13,325	10,726	37,387	28,559
Cost of revenue
Product	2,944	2,158	8,807	6,767
Service	3,568	2,773	9,710	7,398
Total cost of revenue	6,512	4,931	18,517	14,165
Gross profit	6,813	5,795	18,870	14,394
Operating expenses:
Research and development	1,946	579	4,185	1,583
Sales and marketing	7,468	3,325	18,376	9,557
General and administrative	3,567	4,084	11,447	8,457
Total operating expenses	12,981	7,988	34,008	19,597
Loss from operations	(6,168)	(2,193)	(15,138)	(5,203)
Other (expense) income:
Interest expense, net	(41)	(139)	(104)	(256)
Foreign exchange gains (losses)	76	(721)	(331)	44
Other income (expense)	91	(113)	170	114
Loss before income taxes	(6,042)	(3,166)	(15,403)	(5,301)
Income tax expense	53	15	79	35
Net loss	$(6,095)	$(3,181)	$(15,482)	$(5,336)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.35)	$(1.36)	$(0.89)	$(2.36)

Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	17,333,441	2,331,990	17,300,881	2,256,494

Note: 2013 share and per share amounts have been adjusted to reflect the Company’s

1-for-6.705 reverse stock split which occurred in November 2013.

Reconciliation of net loss to Adjusted EBITDA

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2014	2013	2014	2013
Net loss	$(6,095)	$(3,181)	$(15,482)	$(5,336)
Income tax expense	53	15	79	35
Interest expense, net	41	139	104	256
Depreciation and amortization	479	306	1,239	863
EBITDA	(5,522)	(2,721)	(14,060)	(4,182)

Reconciling items:
Share-based compensation expense	734	52	1,759	77
Unrealized exchange losses (gains)	(164)	609	3	(191)
Loss on change in fair value of warrants	—	—	22	—
Change in fair value of contingent purchase price consideration	38	—	38	—
Adjusted EBITDA	$(4,914)	$(2,060)	$(12,238)	$(4,296)

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$58,007	$76,494
Restricted cash	146	87
Accounts receivable, net	5,211	4,754
Inventory	6,515	5,450
Prepaid expenses and other	2,155	2,242
Total current assets	72,034	89,027
Restricted cash, non-current	246	362
Property and equipment, net	4,463	2,964
In-process research and development	2,497	—
Goodwill	55	—
Other intangible assets, net	295	331
Other assets	26	60
Total assets	$79,616	$92,744

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,901	$2,310
Accrued liabilities	6,177	6,936
Deferred income	1,699	1,540
Current portion of loans payable	170	170
Taxes payable	—	177
Total current liabilities	10,947	11,133
Long-term portion of loans payable	449	563
Contingent purchase price consideration	1,234	—
Other liabilities	—	296
Total liabilities	12,630	11,992

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 40,103,528 and 25,189,285 shares authorized at September 30, 2014 and December 31, 2013, respectively, and 17,611,348 and 17,255,267 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	192	188
Additional paid-in capital	186,053	183,967
Accumulated deficit	(115,137)	(99,655)
Accumulated other comprehensive loss	(4,122)	(3,748)
Total shareholders’ equity	66,986	80,752
Total liabilities and shareholders’ equity	$79,616	$92,744